UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2020

EVO Transportation & Energy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54218	37-1615850
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2075 West Pinnacle Peak Rd. Suite 130, Phoenix, AZ 85027

(Address of principal executive offices)

877-973-9191

Registrant’s telephone number, including area code:

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2020, EVO Transportation & Energy Services, Inc. (the “Company”) appointed John Sheehy, the Company’s former chief operating officer, to serve as its chief information officer effective immediately. Also on March 27, 2020, the Company appointed Billy (Trey) Peck Jr. to fill the vacancy left by Mr. Sheehy’s reappointment and serve as the Company’s chief operating officer effective immediately.

John Sheehy, Chief Information Officer

Mr. Sheehy, age 56, served as chief operating officer of the Company from September 2018 until his appointment as chief information officer. Mr. Sheehy has served as president and chief executive officer of Sheehy Mail and Sheehy Enterprises since 2012. Sheehy Mail is a trucking company based in Waterloo, Wisconsin and was founded in 1968 to service multiple contracts with the United States Postal Service (“USPS”) dedicated to the over-the-road transport of mail between cities throughout the Midwest. Under Mr. Sheehy’s management, the firm has expanded into general freight contracting and has grown to become a premier regional carrier with over 200 employees.

As president and chief executive officer of Sheehy Mail and Sheehy Enterprises, Mr. Sheehy has introduced numerous innovations to his business operations, including proprietary LoadTrek™ computer hardware and software that tracks and provides real-time data through on-board computers. Mr. Sheehy has also overseen efforts to upgrade the fleet of tractors owned by Sheehy Enterprises to tractors powered by compressed natural gas (“CNG”), and the Sheehy Enterprises fleet is now over 90% CNG-operated. In recognition of those efforts, Sheehy Enterprises and Mr. Sheehy were honored by the Wisconsin clean cities in 2015-2017 as one of the top “Clean Fleets” in the state, were presented the Forward Fleet award and a 5 star clean fleet rating, and were also honored as one of HDT magazine’s 50 cleanest fleets in 2016.

Mr. Sheehy is party to an employment agreement with the Company effective January 1, 2019, a copy of which is filed with, and a summary description of which is provided in, the Company’s current report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on January 10, 2019. Mr. Sheehy does not have any family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. There are no related party transactions involving Mr. Sheehy that are reportable under Item 404(a) of Regulation S-K except as disclosed in this current report on Form 8-K or described in the Company’s annual report on Form 10-K for the year ended December 31, 2018 filed with the SEC on May 30, 2019 or in the Company’s current report on Form 8-K filed with the SEC on November 22, 2019.

Billy (Trey) Peck Jr., Chief Operating Officer

Billy (Trey) Peck, Jr., age 36, has served as executive vice president of business and corporate development of the Company from June 1, 2018 until his appointment as chief operating officer. In that role, he led the Company’s development of new and existing contracts with the USPS.  He also assisted in initial set up of new service sites for new contract arrangements with the USPS. Mr. Peck previously served as chief executive officer of Thunder Ridge Transport, Inc. (“Thunder Ridge”), a transportation company engaged in the business of fulfilling government and corporate contracts for freight trucking services. Under Mr. Peck’s leadership, Thunder Ridge’s annual revenues grew from approximately $2.5 million in 2011 to approximately $50 million in 2018. Mr. Peck’s background in leading and operating a transportation business, particularly one that contracts with the USPS, supports his promotion to chief operating officer of the Company.  Mr. Peck has an executive Master of Business Administration degree from Nova Southeastern University and a Bachelor of Arts in Business Administration from Flagler College.

In connection with his promotion, the Company increased Mr. Peck’s annual base salary from $200,000 to $250,000. Mr. Peck is party to an employment agreement with the Company dated June 1, 2018, a copy of which is filed with, and a summary description of which is provided in, the Company’s current report on Form 8-K filed with the SEC on June 7, 2018.

Mr. Peck does not have any family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. There are no related party transactions involving Mr. Peck that are reportable under Item 404(a) of Regulation S-K except as disclosed in this current report on Form 8-K or described in the Company’s annual report on Form 10-K for the year ended December 31, 2018 filed with the SEC on May 30, 2019 or in the Company’s current report on Form 8-K filed with the SEC on September 20, 2019.

Reduction in Base Salary of Executive Officers

Effective March 8, 2020, the Company temporarily reduced the base salary for each of its officers, including its chief executive officer, its chief financial officer and its other named executive officers, by 10%. These reductions will be effective until such time as the chief executive officer of the Company, Thomas J. Abood, determines in his discretion. Any amounts relinquished pursuant to the reduction may be paid by the Company in the future, as the Company’s chief executive officer determines in his discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 2, 2020	By:	/s/ Thomas J. Abood
	Its:	Chief Executive Officer

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